Exhibit 2.1

                            SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT (this "Agreement") made as of the ___ day of January, 2004 (the "Effective Date"), by and between Hezy Aspis (the "Founder") and Leora Aspis, residing at 24 Alexandroni Street, Ramat Gan 52225, Israel (the "Sellers"), Epsilor Electronic Industries Ltd., an Israeli company having its principal executive offices in the Temed Industrial Zone, Arava 86800, Israel ("Epsilor"), and Electric Fuel (E.F.L.) Ltd., an Israeli company having its principal executive offices at One HaSolela Street, Western Industrial Park, Beit Shemesh 99000, Israel (the "Purchaser," which term shall include any successors to the Purchaser under Section 8.2 of this Agreement).

                              W I T N E S S E T H :

      WHEREAS, the Sellers are the owners of all of the issued and outstanding share capital of Epsilor (the "Shares"); and

      WHEREAS, the Founder has acquired intangible assets relating to Epsilor including expertise, goodwill, know-how and other intangible assets with regard to clientele, plans and developments of potential projects, market trends, etc.; and

      WHEREAS, the Purchaser wishes to purchase the Shares upon the terms and conditions set forth in this Agreement; and

      WHEREAS, further to the sale of the Shares, the Founder shall have undertaken not to compete with Epsilor for the duration of a management agreement to be signed on the date hereof with respect to the rendering of the management services to Epsilor (the "Management Agreement") and for an additional three year period.

      NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties agree as follows:

1.    The Transaction.

1.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions set forth in this Agreement, the Purchaser and the Sellers agree that in consideration of an aggregate purchase price of US $10,000,000 (the "Purchase Price"):

      1.1.1 the Sellers shall sell to the Purchaser, at the Closing (as defined in Section 2.1), an aggregate of 2,168,897 Ordinary Shares of Epsilor, nominal value NIS 1.00 per share ("Ordinary Shares"), and 100 Management Shares of Epsilor, nominal value NIS 1.00 per share ("Management Shares") (together, the "Shares"), which constitute, and will immediately subsequent to the Closing constitute, 100% of Epsilor's issued and outstanding capital stock.

      1.1.2 The Founder shall not provide services to any entities competing with Epsilor, including providing management services, advice, training or information to any entity that is, or is likely to become a competitor of Epsilor or who has a business similar in essence to the business in which Epsilor currently engages in, or shall engage, during the term of the Management Agreement and for an additional three years thereafter (the "Non Compete Obligation").

                  The purchase of the Shares and the undertaking by the Founder of the Non Compete Obligation pursuant to this Agreement shall hereinafter be referred to as the "Transaction".

1.2 Payment of the Purchase Price. At the Closing (as defined in Section 2 below), the Purchaser will deliver, as payment for the Shares and the performance of the Non Compete Obligation, the Purchase Price as follows:

      (a) US $7,000,000, by bank draft, or wire transfer to the Sellers that is accompanied by bank confirmation that the bank will honor such transfer and waives any right it may otherwise have had to withdraw such sum in whole or in part for any reason whatsoever; and

      (b) three irrevocable and unconditional bank guarantees in favor of the Founder (the "Bank Guarantees") each for an amount of US $1,000,000 in NIS (linked to the representative rate of the United States dollar as published by the Bank of Israel immediately prior to payment of the relevant Bank Guarantee), substantially in the form attached as Exhibit 1.2 hereto. The first, second and third Bank Guarantees shall be valid as of the Closing Date (as defined below) for a period of 15 months, 27 months and 39 months respectively. The Bank Guarantees shall be held on trust by H.Y.D Trustees (1991) Ltd. the trust company of Haim Samet, Steinmetz, Haring & Co. (the
            "Trustee") in favor of the Founder. The Bank Guarantees shall be released as follows:

            (i) The Founder shall approach the Trustee (in writing by registered mail and by e-mail care of Adv. Jacob Steinmetz of Haim Samet, Steinmetz, Haring & Co., with a copy to the Purchaser) no earlier than 25th November 2004 and no later than 5th December 2004, with a request to receive the first Bank Guarantee.

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            (ii)  The Trustee shall thereafter, but not later than 10th December
                  2004, notify the Purchaser of its intention to release the first Bank Guarantee at least 14 days after delivery of such notification.

            (iii) The first Bank  Guarantee  shall be so released  unless within the 14 days set forth in subsection (ii) above, the Trustee receives:

                  (a) An affidavit sworn by the CEO or CFO of the Purchaser, declaring that he has filed a detailed request with the Arbitrator (as identified below) alleging that the first Bank Guarantee should not be realized, in whole or in part, due to the failure of the Founder having availed himself for the hours required in accordance with
                        Section 1.2(c) below; and

                  (b)   A copy of the request to the Arbitrator.

            (iv) In the event that the Trustee receives all of the afore-listed documents, it shall withhold the first Bank Guarantee until the earlier of:

                  (a) 25th February 2005 (unless such term shall be extended by the Arbitrator in accordance with Section 1.2(b)(v) below, in which case the Purchaser shall be required to extend the first Bank Guarantee until 30 days following of the expiration of the extended period), in which case the Trustee shall release the first Bank Guarantee to the Founder; or

                  (b) a final decision by the Arbitrator (a copy of which shall be delivered to the Trustee), in which case the Founder shall only be entitled to such sum (if any) adjudicated by the Arbitrator, whereupon the Purchaser shall pay any sums determined by the Arbitrator to be owed or owing to the Founder by a new bank guarantee or new bank guarantees, in amounts to be determined by the Arbitrator ("the New Bank Guarantees") to be deposited on trust with the Trustee within 7 days of the final decision, against release to EFL of the Bank Guarantees. The Trustee shall deliver the first New Bank Guarantee to the Founder within 5 days of its deposit. Should the Purchaser fail to deposit the New Bank Guarantees within 7 days of the final decision, then the Founder shall be entitled to realize the first Bank Guarantee which shall be released by the Trustee upon first demand of the Founder; in such case the Founder shall be required to return the excess amount to the Purchaser,

            (v) Notwithstanding, should the Arbitrator determine that he requires further time to reach a final decision, but in no event shall such time exceed 25th April 2005 and provided that the expiration date of the first Bank Guarantee was extended as set forth in Section 1.2.(iv)(a) above, the Trustee shall not release the first Bank Guarantee until the earlier of the expiration of such term or in accordance with the final decision of the Arbitrator.

            (vi) In the event that the first Bank Guarantee is paid, in whole or in part, the Trustee, unless the Arbitrator determines otherwise, shall automatically release the second and third Bank Guarantees (or New Bank Guarantees) to the Founder within 7 days of its receipt of a request from the Founder; such request shall not be earlier than 10th December 2005 and 2006 respectively. In the event that pursuant to the Arbitrator's decision, the Founder is not entitled at all to the Bank Guarantees, then the Trustee shall release the Bank Guarantees to the Purchaser and Purchaser may cancel such Guarantees, in accordance with the decision of the Arbitrator.

      (c) The Payments set forth in Section 1.2 (b) above, will be conditional on the Founder, having availed himself to Epsilor as may be requested by Epsilor, upon reasonable notice, during the 12 month period following the Closing Date (the "Initial Period") for an average of up to 100 hours per month for the purpose of providing consulting services on matters for which he was responsible as CEO of Epsilor until the Closing Date (the "Required Hours"), unless his failure to do so was a result of his death, disability or vacation not in excess of six [6] weeks in the Initial Period.

            The Required Hours shall be verified as follows:

            (i) The Founder shall notify Epsilor, at least 14 days in advance, prior to any vacation of a week or more that he wishes to take during the Initial Period. For the purpose of verifying the 100 hours, the presence of the Founder at the offices of Epsilor shall be recorded on weekly basis by e-mail or by any other means acceptable to the parties hereto, and hours availed by the Founder to Epsilor outside of its offices shall be documented by means of transmission of e-mails on a weekly basis. Any and all travel undertaken by the Founder in connection with Epsilor shall be included in the calculation of the aforesaid availed hours.

            (ii) Epsilor shall confirm the details contained in each such e-mail report by e-mail, which shall be sent to the Founder no later than Monday of the following week. In the event that the Purchaser contests any such report, in whole or in part, it shall promptly notify the Founder of such contention by e-mail and registered mail, with a copy to Adv. Jacob Steinmetz of Haim Samet, Steinmetz, Haring & Co.

            (iii) The Founder  shall be entitled to complete  any hours which he was unable to avail during any given month - the following month, whereby the Founder shall be deemed to have completed the required hours during the previous month. In case of disagreement with regard the number of hours the Founder availed himself to Epsilor in any given month during the Initial Period, it shall be referred to arbitration in accordance with this Agreement. For the removal of doubt, the Founder shall not be required to make up any hours lacking due to illness or vacation (not in excess of six weeks per year).

      (d) In the event that the Epsilor claims that the Founder failed to avail himself for the Required Hours during the Initial Term and such failure was not due to disability, death or vacation and to the extent that the Founder has been given the opportunity to complete the Required Hours in accordance with section 1.2 (c) (iii) and did not complete such Required Hours in accordance with the above, and provided that Epsilor has fulfilled its obligations in accordance with section 1.2 (c) (ii), then in case the parties do not agree on the mechanism set forth below, Epsilor shall be obliged to address the arbitrator as set forth in Section 1.2.3 (b) (iii) above. If the Arbitrator determines that the Founder did not avail the Required Hours, then unless otherwise determined by the Arbitrator the amount payable to the Sellers under the Bank Guarantee shall be reduced pro rata the actual amount of time he availed himself as follows: If the Founder has availed himself for less than an average of two thirds of the Required Hours during the Initial Period, then the Founder shall not be entitled to the Bank Guarantees. If the Founder has availed himself for more than two thirds of the Required Hours during the Initial Period but less than the full time, he shall receive a pro rata portion of each Bank Guarantee, such that if he had availed himself for an average of sixty-eight hours per month, he would receive $2,040,000 (68% of $3 million) and so on and so forth. It is hereby clarified and agreed that the reduction of the Bank Guarantees in accordance with the above shall be the only remedy available to the Purchaser in the event that the Founder fails to avail the Required Hours.

      (e) Notwithstanding anything in this Agreement the condition set forth in Section 1.2 (c) above shall not apply should the Founder die or becomes disabled in a manner which would prevent him from being employed in an employment position substantially similar to the one the Founder held prior to the Closing Date, then, and in such event any and all of the Bank Guarantees not yet realized, shall become immediately due and payable to the Founder or, on his death, to his wife.

2.    Closing.

2.1 The Closing. The closing (the "Closing") shall take place simultaneously with the signing of this agreement at the offices of Bank Hapoalim, Branch 684 (Amishav - Givatayim), Givatayim, Israel, on the date hereof (the "Closing Date").

2.2 Transactions on the Closing Date. On the Closing Date, the Sellers shall deliver to the Purchaser the following documents:

      (a) An executed Deed of Stock Transfer from each of the Sellers, transferring its portion of the Shares to the Purchaser, together with a duly completed and executed notice of such transfer to the Israeli Registrar of Companies, all of the foregoing in form and substance acceptable for filing with the Israeli Registrar of Companies;

      (b) Copies of letters sent by Epsilor to the Investment Center of the Ministry of Industry and Trade, giving notice of the transfer to the Purchaser of the Shares, and copies of its approvals in principle of this transaction; and

      (c) An opinion of counsel to the Sellers, attached as Exhibit 2.2(c) to this Agreement.

2.3 Payment of Purchase Price; Transfer of Shares. On the Closing Date, the Purchaser shall (i) pay the amount set-forth in section 1.2 (a) above to the Sellers by wire transfer of immediately available funds to the Sellers' bank account, at Bank Hapoalim, Branch 684 (Amishav - Givatayim), Acct No. 127288, and (ii) deliver the Bank Guarantees set forth in section 1.2(b) above to the Trustee, and the transfer of the Shares from the Sellers to the Purchaser shall come into effect.

3. Representations and Warranties of the Sellers. The Sellers hereby jointly and severally represent and warrant to the Purchaser, and acknowledge that the Purchaser is entering into this Agreement in reliance thereon, as follows:

3.1 Organization. Epsilor is a corporation duly organized and validly existing under the laws of the State of Israel. Epsilor has no subsidiaries.

3.2   Capitalization.

      (a) The registered share capital of Epsilor immediately prior to the Closing shall be NIS 4,001,101 which registered share capital is divided into 4,001,001 Ordinary Shares of nominal value NIS 1 each and 100 Management Shares of nominal value NIS 1 each, of which 2,168,897 Ordinary Shares of NIS 1 each and 100 Management Shares are issued and outstanding. There are no outstanding options or warrants (including employee and/or consultant options) to purchase Ordinary Shares or Management Shares, and there are no agreements to issue Ordinary Shares or Management Shares.

      (b) All of the Shares are duly authorized, validly issued, fully paid and nonassessable, are not subject to call, forfeiture or preemptive rights, and shall be delivered free and clear of all liens and encumbrances.

3.3 Enforceability and Authority. This Agreement and each of the other agreements, certificates or other instruments required to be delivered hereunder have been duly and validly authorized by all necessary corporate action of Epsilor. This Agreement has been duly executed and delivered by the Sellers and, assuming the due authorization, execution and delivery by the Purchaser, constitutes a legal, valid and binding obligation of the Sellers, enforceable in accordance with its terms.

3.4 No Conflict. The execution and delivery of this Agreement by the Sellers do not, with or without the giving of notice or the lapse of time or both, result in any breach of or constitute a default under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, or result in the creation of any encumbrance on the properties or assets of Epsilor pursuant to, any instrument or obligation to which either of the Sellers is a party or by which either of the Sellers is bound or affected.

3.5   Financial Statements.

      The financial statements of Epsilor for the year ended December 31, 2002 is attached as Exhibit 3.5 hereto (the "Financial Statements").

      As noted in the auditor's opinion attached to the Financial Statements of the Company (the "Auditor's Opinion"), such statements were prepared in nominal values, so that the implications of any changes in the purchase value of the Israeli currency are not reflected in the Financial Statements.

      Subject to the Auditors Opinion, the Financial Statements, together with all notes and schedules included therein, represent fairly, in all material respects, the financial status of Epsilor as of the respective dates thereof.

      There were no claims (including warranty claims), debts or liabilities, either accrued or contingent, relating to the year ended 2002 or earlier, that were not adequately reflected in the Financial Statements.

      As of the date of this Agreement, (i) Epsilor's sales for the year 2003 are on track to exceed NIS 22,000,000, (ii) Epsilor's pre-tax profits for the year 2003 are on track to exceed NIS 7,500,000, (iii) Epsilor's audited sales for the year 2002 were at least NIS 22,000,000, and profits were at least NIS 7,500,000, pre-tax. It is hereby clarified that the 2003 numbers set forth in this Section 3.5, are based upon the assumption that the accounting principles used in 2002, shall apply.

3.6 Operations in the Ordinary Course. Except as disclosed in writing to the Purchaser on Schedule 3.6 hereto, between December 31, 2002 and the date of this Agreement, Epsilor has operated its business in the usual and ordinary course consistent with past practices and has not suffered any Material Adverse Effect.

      The term "Material Adverse Effect" means any material adverse effect on the business (as now conducted or as proposed to be conducted by Epsilor at the date hereof), assets or condition (financial or otherwise), liabilities, operations or prospects of Epsilor.

3.7 Intellectual Property. Except as expressly set forth in Schedule 3.7 hereto, and except for products or intellectual property rights which are available in the market on commercially reasonable terms, to the best of the Sellers' actual knowledge, Epsilor owns and has good and valid title to or have a right to use, free and clear of any encumbrances, all intellectual property that is material to the conduct of the business of Epsilor as now conducted or as proposed to be conducted by Epsilor as of the date hereof.

3.8   Agreements. Schedule 3.8 lists all of Epsilor's material agreements.

3.9 Environmental Matters. Prior to the Closing Date, Epsilor has not received any written warning from the Israel Ministry of Environment claiming that Epsilor is in breach of any applicable law and/or regulation.

3.10 Taxes. Except as disclosed in writing to the Purchaser on Schedule 3.10 hereto, the Sellers are not aware of any tax liability, with respect to the period ended December 31, 2002, for the payment of any taxes other than as reflected in the Financial Statements. Epsilor is not aware of any circumstances which will or may, whether by lapse of time or the issue of any notice of assessment or otherwise, give rise to any dispute with any relevant taxation authority in relation to its liability or accountability for taxation, any claim made by it, any relief, deduction, or allowance afforded to it, or in relation to the status or character of Epsilor under or for the purpose of any provision of any legislation relating to taxation.

3.11 No Finders Fee. No person or firm has any right, interest or valid claim against Epsilor or against the Purchaser for any commission, fee or other compensation as a finder or broker or in any similar capacity, with respect to any of the transactions contemplated under this Agreement.

3.12 Representations Complete. None of the representations or warranties made by either of the Sellers herein and none of the written documentation duly signed by Epsilor and delivered to Purchaser in connection with the Transaction contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

4. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Sellers as follows:

4.1 Organization. The Purchaser is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to carry out the transactions contemplated hereby, and the execution, delivery, and performance of the obligations of the Purchaser hereunder have been duly authorized by all necessary corporate action.

4.2 Enforceability and Authority. This Agreement has been duly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery by each of the Sellers, constitutes a legal, valid and binding obligation of the Purchaser, enforceable in accordance with its terms. The execution and delivery of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action.

4.3 No Conflict. The execution and delivery of this Agreement and the consummation of the transactions herein contemplated by the Purchaser do not, with or without the giving of notice or the lapse of time or both, result in any breach of, or constitute a default under any agreement, permit or other instrument or obligation to which the Purchaser is a party or is bound or affected.

4.4 No Finders Fee. No person or firm has, or will have, as a result of any act or omission by the Purchaser or anyone acting on its behalf, any right, interest or valid claim against Epsilor or against either of the Sellers for any commission, fee or other compensation as a finder or broker or in any similar capacity, with respect to any of the transactions contemplated under this Agreement.

4.5 Due Diligence. It has conducted and completed, prior to the Closing Date, a thorough Due Diligence of Epsilor, its premises, assets and liabilities, and had access to all documents, agreements, information and data requested by it. The Purchaser acknowledges and is aware that the premises of Epsilor were built using the "Pal-Kal" technique. The Purchaser confirms that it is fully satisfied with the results of the Due Diligence and it is hereby agreed that the Sellers has not made nor make any representations or warranties, either express or implied, other than set forth in Section 3 above, and subject to section 7.2 below - hereby irrevocably renounces and waives any claims and/or demands relating to (i) the Transaction and (ii) the financial, accounting, business and legal status of the Company, its rights and liabilities.

4.6 Representations Complete. None of the representations or warranties made by the Purchaser herein contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

5.    Covenants of the Parties.

5.1 Covenant of the Purchaser. The Purchaser will make available a pool of Arotech Corporations's common stock options $0.01 par value per share ("ARTX") (in amounts to be agreed between the Purchaser and the Founder, and with recipients to be designated by the Founder in consultation with the CEO of the Purchaser) for issuance to key Epsilor employees.

5.2 Best Efforts; Further Assurances. Subject to the terms and conditions herein, each of the parties hereto shall use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

6.    Confidentiality.

6.1 Non-Disclosure. The Sellers agree that any Confidential Information (defined below) relating to Epsilor, will not be disclosed without the prior written consent of Epsilor.

      Definition. For the purposes of this Agreement, "Confidential Information" shall mean all information, including, but not limited to, financial information, business plans, budgets, customer lists, computer software, source codes, plans, drawings, technical specifications, patents, copyrights, and other intellectual property rights, in any form (paper, disk, or other), relating to the business of Epsilor. However, Confidential Information shall not include information which (a) was in the Sellers' possession prior to its disclosure, as shown by prior written records; (b) is or becomes available to the public through no fault of the Sellers; (c) was disclosed to the public by operation of law; or (d) is rightfully received by the Sellers from a third party without a duty of confidentiality.

6.2 The parties agree that they will not disclose any information relating to the transaction contemplated herein and/or the respective rights and liabilities of the parties hereunder, except with the prior written consent of all parties hereto. However, such obligation shall not apply to information that (a) was in the disclosing party's possession prior to its disclosure, as shown by prior written records; (b) is or becomes available to the public through no fault of the disclosing party (c) was disclosed or is required to be disclosed to the public by operation of law, including without limitation United States securities laws applicable to the Purchaser; or (d) is rightfully received by the disclosing party from a third party without a duty of confidentiality

7.    Indemnification; Remedies.

7.1 Survival. All representations, warranties, covenants and obligations in this Agreement, the Exhibits and Schedules to this Agreement, the certificates delivered pursuant to Section 2.2 and any other certificate or document delivered pursuant to this Agreement shall be valid on the Closing.

7.2 Indemnification of the Purchaser by Sellers. Subject to Section 7.4 hereof, Sellers shall indemnify and hold the Purchaser harmless from and against any and all loss, howsoever incurred, which arises out of or results from:

      (a) any breach by the Sellers of any representation or warranty of the Sellers set forth in this Agreement;

      (b) the material failure by the Sellers to perform any covenant of Sellers contained herein; or

      (c) based on completion of the audit of Epsilor's 2003 financial statements, the failure of Epsilor to have had audited net worth (shareholders' equity) of at least the audited net worth of December 31, 2002 plus profit before tax of 2003 minus NIS 7,500,000 less Company Tax. It is hereby clarified that the 2003 numbers set forth in this Section 7.2, are based upon the assumption that the accounting principles used in 2002, shall apply.

7.3 Indemnification of Sellers by the Purchaser. Subject to Section 7.4 hereof, the Purchaser shall indemnify and hold the Sellers harmless from and against any and all loss, howsoever incurred, which arises out of or results from:

      (a) any breach by Purchaser of any representation or warranty of the Purchaser set forth in this Agreement; or

      (b) the material failure by the Purchaser to perform any covenant of Purchaser contained herein.

7.4   Other Provisions Regarding Indemnification Obligations.

      (a) Notwithstanding the provisions of Sections 7.2 and 7.3 hereof, a party shall not be entitled to receive indemnification payments with respect to any loss under Section 7.2 or 7.3 unless and until the aggregate amount of losses incurred by such party to which it would otherwise be entitled to indemnification under Section 7.2 or 7.3 exceeds $1,000,000 (the "Minimum Amount"), in accordance with a definite judgment or a settlement which was approved, in advance, by the indemnifying party, at which point the indemnified party shall be entitled to recover the cumulative amount due to it under any such definite judgment or settlement minus the Minimum Amount. For the removal of doubt, any losses in excess of US $3,000,000 prior to the deduction of the Minimum Amount shall not be recoverable.

      (b) In case any event shall occur which would otherwise entitle either party to assert a claim for indemnification hereunder, no loss shall be deemed to have been sustained by such party to the extent of (i) any tax savings realized by such party with respect thereto, or (ii) any proceeds received by such party from any third-party, including but not limited to any insurance carrier. In the event of a dispute between Sellers and Purchaser regarding the amount of any tax savings realized as described in the foregoing sentence, the parties shall resolve their dispute by arbitration.

      (c)   No claim for indemnification for a loss arising under Section 7.2 or
            Section 7.3 shall be made after expiration of a period of three (3) years commencing on the Closing Date (the "Indemnification Period").

7.5 Notice of Claim; Defense of Action. With respect to third party claims, promptly after receipt by an indemnified party of notice of the commencement of any action or the presentation or other assertion of any claim which could result in any indemnification claim pursuant to Section
      7.2 or 7.3 hereof, such indemnified party shall give prompt notice thereof to the indemnifying party (although failure or delay to give such notice shall not mitigate the indemnification obligation unless the indemnifying party is prejudiced by such failure or delay), and the indemnifying party shall be entitled to participate therein or, to the extent that it shall wish, assume the defense thereof with its own counsel. If the indemnifying party elects to assume the defense of any such action or claim, the indemnifying party shall not be liable to the indemnified party for any fees of other counsel or any other expenses, in each case incurred by such indemnified party in connection with the defense thereof, unless representation of both parties by the same counsel would be prohibited under the applicable canon of legal ethics. The indemnifying party shall be authorized, without consent of the indemnified party being required, to settle or compromise any such action or claim, provided that such settlement or compromise includes an unconditional release of the indemnified party from all liability arising out of such action or claim. Whether or not an indemnifying party elects to assume the defense of any action or claim, the indemnifying party shall not be liable for any compromise or settlement of any such action or claim effected without its consent. The parties agree to cooperate to the fullest extent possible in connection with any claim for which indemnification is or may be sought under this Agreement.

8.    Miscellaneous.

8.1 Governing Law; Dispute Resolution. This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Any claim under or in connection with this Agreement shall be resolved exclusively through binding arbitration by an independent arbitrator selected as follows: (i) as to all financial or accounting issues, an independent arbitrator selected by Itzhak Forer, C.P.A., of the accounting firm of Kost, Forer & Gabbay or its successor firm (or the managing partner of such firm if Mr. Forer is no longer with such firm), and (ii) as to all other matters (including issues relating to Section 1.2(b) above), an independent arbitrator who shall be the honorable Yishayahu Levitt, who is a retired judge of the Tel Aviv District Court. If Mr. Levitt is unwilling or unable to act as arbitrator then the arbitrator shall be honorable Mr. Eliyahu Vinograd, who is a retired judge of the Tel Aviv District Court. Should Mr. Vinograd be unwilling or unable to act as arbitrator then the honorable Ms. Sara Frisch, a former judge shall act as arbitrator. If Ms. Sara Frisch is unwilling or unable to act as arbitrator then the arbitrator shall be Mr. Michael Ben-Yair, former Attorney General to the government of Israel. The Arbitrator shall be subject to the material Israeli law but shall not be subject not to the rules of proceedings or evidence. The Arbitrator shall be required to make his final judgment within 3 months from the date on which he was first approached by any of the parties hereto. The Arbitrator shall be required to give detailed reasons for his decision.

8.2 Successors and Assigns; Assignment. Except as otherwise expressly stated to the contrary herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns under law, heirs, executors, and administrators of the parties hereto. Other than with respect to such assignment by operation of law, no assignment of this Agreement or of any rights or obligations hereunder may be made by any party without the prior written consent of the other and any attempted assignment without the required consent shall be void, except that Purchaser, at any time prior to, simultaneously with or after the Closing, may assign its rights hereunder to any company that is controlled by, controlling or under common control with Purchaser, , which assignee shall be considered the sole Purchaser for all purposes of this Agreement provided that such assignment shall not derogate from Arotech Corporation's guarantee set forth below, and may also assign the benefit of its rights hereunder as security to its lenders, without the consent of Sellers.

8.3 Entire Agreement; Amendment and Waiver. This Agreement and the Exhibits and Schedules hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof. All prior understandings and agreements among the parties, including any term sheets exchanged by the parties, are void and of no further effect. Any term of this Agreement may be amended, waived, or discharged (either prospectively or retroactively, and either generally or in a particular instance), by a written instrument signed by all the parties to this Agreement.

8.4 Notices, etc. All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be telecopied or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand, by messenger or by e-mail (return receipt requested), addressed to such party's address as set forth below or at such other address as the party shall have furnished to each other party in writing in accordance with this provision:

            If to the Sellers:        Hezy and Leora Aspis
                                      24 Alexandroni  Street
                                      Ramat Gan 52225, Israel
                                      Facsimile:  +972-3-631-3336
                                      E-mail: aspis@epsilor.com

            With a copy to:           Jacob Steinmetz, Adv.
                                      Haim Samet, Steinmetz, Haring & Co.
                                      23 Begin Road
                                      Tel-Aviv 66184, Israel
                                      Facsimile:  +972-3-3-567-0101
                                      E-mail: jacob@sametlaw.co.il

            If to the Purchaser:      Electric Fuel (E.F.L.) Ltd.
                                      One HaSolela Street
                                      Western Industrial Park
                                      P.O. Box 641
                                      Beit Shemesh 99000, Israel
                                      Attention: Vice President and
                                                 General Counsel
                                      Facsimile:  +972-2-990-6688
                                      E-mail: yaakovh@arotech.com

            With a copy to:           Arotech Corporation
                                      632 Broadway, Suite 1200
                                      New York, New York 10012
                                      Attention: Chief Executive Officer
                                      Facsimile:  +1-646-654-2187
                                      E-mail: ehrlich@arotech.com

            or such other address with respect to a party as such party shall notify each other party in writing as above provided. Such notice shall be deemed to have been duly given for all purposes (a) when received or seven (7) business days after it is mailed by prepaid registered mail, (b) upon the transmittal thereof by facsimile, with confirmation of the transmission or (c) upon the manual delivery thereof, to the respective addressee of fax numbers set forth above or to such other address of which notice as aforesaid is actually received.

8.5 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default therefore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law, or otherwise afforded to any of the parties, shall be cumulative and not alternative.

8.6 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

8.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

8.8 Heading, Preamble, and Exhibits. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. The Preamble and Exhibits are an integral and inseparable part of this Agreement.

8.9. Expenses. Each party hereto shall pay its own expenses in connection with the negotiation and preparation of this Agreement and the related agreements and the consummation of the transactions contemplated hereby and thereby.

      IN WITNESS WHEREOF the parties have signed this Agreement as of the date first hereinabove set forth.


-----------------------------------     ----------------------------------------
ELECTRIC FUEL (E.F.L.) LTD.             HEZY ASPIS
By: Neal Naimer, CEO


-----------------------------------
LEORA ASPIS

We, the undersigned, Arotech Corporation, hereby represent, warrant and agree as follows:

      1. We irrevocably and unconditionally guarantee the obligations and undertakings of the Purchaser pursuant to the above Agreement.

      2. Our guarantee shall not be adversely affected in the event that the Purchaser assigns its rights and obligations as set forth under
            Section 8.2 of the above Agreement.

      3. Our guarantee shall not be affected by (i) the winding-up, receivership, dissolution, administration or re-organization of the Purchaser, or any change in its status, function, control or ownership; or by (ii) any act, event or omission which but for this paragraph 3 might operate to discharge, impair or otherwise affect any of our obligations herein contained or any of the rights, powers or remedies conferred upon the Sellers by the above Agreement or by law.

      4. Our guarantee shall be subject to Israeli law and shall be exclusively resolved in accordance with the governing law and arbitration provisions set forth in Section 8.1 of the above
            Agreement:


-----------------------------------
AROTECH CORPORATION
By: Robert S. Ehrlich, CEO
Date: ___ January 2004

We, Arotech Corporation, of 632 Broadway, Suite 1200, New York, New York 10012, United States of America, hereby acknowledge and confirm that the Agreement executed between Electric Fuel (E.F.L.) Ltd, Epsilor Ltd. and Hezy and Leora Aspis, cancels the Term Sheet signed on September 22, 2003, with respect to the sale of the shares in Epsilor, that shall be of no further effect and we waive any rights we may otherwise have had pursuant to the Term Sheet or any other document, agreement or understanding with respect the subject matter thereof.


-----------------------------------
AROTECH CORPORATION
By: Robert S. Ehrlich, CEO
Date: ___ January 2004


I, the undersigned, Office Line Ltd., hereby confirm that I have received all sums that are, will become, or may be due to me in connection with my past services to Epsilor, including without limitation and hereby irrevocably renounce and waive any claims and/or demands relating to my former engagement with Epsilor until the date hereof.

OFFICE LINE LTD.


By:
   --------------------------------

Name and title:
               --------------------

I, Hezy Aspis, hereby agree that in the event of any claim and/or demand being asserted by Office Line Ltd. regarding any amounts arising from its engagement with Epsilor until the date hereof, the provisions of Section 7.2 of the above Agreement shall apply as if such claim was a breach of a representation made pursuant to the above Agreement. In addition, I hereby declare that no statutory severance, unpaid vacation pay, unpaid recuperation pay, unpaid managers' insurance payments, and all other amounts, is due to me or to Office Line Ltd. with respect to the services rendered by Office Line Ltd. to Epsilor until the Closing Date.


-----------------------------------
HEZY ASPIS

                LIST OF SCHEDULES, EXHIBITS AND CLOSING DOCUMENTS

--------------------------------------------------------------------------------
                                    Schedules
--------------------------------------------------------------------------------
Schedule 3.6                Operations not in the Ordinary Course of Business
--------------------------------------------------------------------------------
Schedule 3.7                Intellectual Property - Exceptions to Good Title
--------------------------------------------------------------------------------
Schedule 3.8                List of Material Agreements
--------------------------------------------------------------------------------
Schedule 3.10               Taxes
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                    Exhibits
--------------------------------------------------------------------------------
Exhibit 1.2                 Form of Bank Guarantee
--------------------------------------------------------------------------------
Exhibit 2.2(c)              Form of Epsilor Counsel Opinion
--------------------------------------------------------------------------------
Exhibit 3.5                 Financial Statements
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                Closing Documents
--------------------------------------------------------------------------------
Section 1.2                 Three Bank Guarantees
--------------------------------------------------------------------------------
Section 2.2(a)              Deed of Stock Transfer and Notice of Transfer
--------------------------------------------------------------------------------
Section 2.2(b)              Copies of Investment Center Letters
--------------------------------------------------------------------------------
Section 2.2(c)              Epsilor Counsel Opinion
--------------------------------------------------------------------------------